Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

MultiCell Technologies Announces Resignation of Co-Chairman Anthony Cataldo

LINCOLN, R.I. - July 28, 2006 — MultiCell Technologies Inc. (OTCBB:MCET), a developer of therapeutics for the treatment of degenerative neurological diseases, metabolic and endocrinological disorders, and infectious diseases, today announced that Anthony Cataldo, Co-Chairman, has resigned as a member of the company’s board of directors in order to pursue other interests. Mr. Cataldo’s resignation is effective August 1, 2006.

“The Board has reluctantly accepted Tony’s resignation,” said W. Gerald Newmin, Chairman of MultiCell Technologies’ board of directors. “Tony has provided advice and counsel to the Company over the past 18 months and we are grateful for his service. We understand this decision and wish him well in the future.”

Stephen Chang, Ph.D., MultiCell’s Chief Executive Officer and President, added, “We thank Tony for his contributions in helping guide MultiCell Technologies during this period. We are considering other potential board candidates and will fill the vacancy created by Tony’s departure in due course.”

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is a biopharmaceutical company committed to the development of breakthrough therapeutics based on a portfolio of therapeutic candidates and patented drug development technology platforms. The Company’s drug development programs are focused on modulation of the immune system. The Company’s lead drug candidates include drugs to treat fatigue resulting from multiple sclerosis, relapse-remitting multiple sclerosis, and type-1 diabetes. Other therapeutic candidates in the MultiCell development pipeline include new antiviral treatments to address worldwide influenza threats as well as treatments for other infectious diseases. The Company also holds unique cell-based technology for use in drug discovery screening applications and is a leading producer of the cell lines needed by the biotechnology industry to develop new drugs and therapeutics. For more information about MultiCell Technologies, please visit http://www.multicelltech.com.

Contact:

MultiCell Technologies, Inc.

Gerard A. Wills, SVP & CFO

858-200-0583

gwills@multicelltech.com

or

Trilogy Capital Partners (Financial Communications)

Paul Karon

800-592-6067

paul@trilogy-capital.com